Exhibit 4.17

AGENUS INC.

Ninth Amendment of Rights

RECITALS

WHEREAS, reference is made to the Senior Secured Convertible Notes issued on October 30, 2006 (together with any senior secured convertible notes issued in replacement or exchange thereof in accordance with the terms thereof and any senior secured convertible notes issued to pay interest, the “2006 Notes” and each a “2006 Note”), by Agenus Inc. (f/k/a Antigenics, Inc.), a Delaware corporation (the “Company”) to Ingalls & Snyder Value Partners L.P. (“Ingalls”) and Penrith LTD (“Penrith”, and together with Ingalls, the “Investors”);

WHEREAS, reference is made to the Amendment of Rights with Respect to Events of Default and Issuance of Other Securities entered into by and between the Company and Ingalls on November 11, 2008 (the “First Amendment”), the Second Amendment of Rights with Respect to Events of Default and Issuance of Other Securities entered into by and between the Company and Ingalls on June 3, 2009 (the “Second Amendment”), the Third Amendment of Rights with Respect to Events of Default and Issuance of Other Securities entered into by and between the Company and Ingalls on June 4, 2009 (the “Third Amendment”), the Fourth Amendment of Rights with Respect to Events of Default and Issuance of Other Securities entered into by and between the Company and Ingalls on April 21, 2010 (the “Fourth Amendment”), the Fifth Amendment of Rights with Respect to Events of Default and Issuance of Other Securities entered into by and between the Company and Ingalls on November 18, 2010 (the “Fifth Amendment”), the Sixth Amendment of Rights with Respect to Events of Default entered into by and between the Company and Ingalls on December 9, 2010 (the “Sixth Amendment”), the Seventh Amendment of Rights with Respect to Issuance of Other Securities entered into by and between the Company and Ingalls on December 13, 2010 (the “Seventh Amendment”) and the Eighth Amendment of Rights with Respect to Events of Default and Issuance of Other Securities entered into by and between the Company and Ingalls on December 23, 2010 (the “Eighth Amendment” and, with the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment and the Seventh Amendment, the “Prior Amendments”);

WHEREAS, Ingalls and the Company desire to agree to amend certain terms of the 2006 Notes;

WHEREAS, pursuant to Section 15 of the 2006 Notes, the terms of the 2006 Notes may be changed or amended by either (i) the affirmative vote at a meeting duly called for such purpose or (ii) the written consent without a meeting, of the holders of 2006 Notes representing at least a majority of the aggregate principal amount of the 2006 Notes then outstanding; and

WHEREAS, Ingalls currently holds 2006 Notes representing not less than 80% of the aggregate principal amount of the 2006 Notes outstanding;

NOW, THEREFORE, in consideration of the promises and agreements set forth in this Ninth Amendment of Rights (this “Ninth Amendment”), the undersigned agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used in this Ninth Amendment without definition shall have the meanings ascribed to them in the 2006 Notes.

2. Ratification of Prior Amendments. The parties hereby ratify the actions taken by the Company pursuant to the Prior Amendments as described in the second WHEREAS clause of this Ninth Amendment.

3. Ninth Amendment. The parties hereto hereby agree to amend each 2006 Note as follows:

(a)	Maturity Date. The Maturity Date of each 2006 Note is hereby extended to August 30, 2014, and accordingly Section 29(w) of each 2006 Note is hereby amended and restated in its entirety as follows:

“Maturity Date” means August 30, 2014, as extended at the option of the Holder.

(b)	Conversion into Company Common Stock. Each 2006 Note is hereby amended so that the Holder thereof shall not have the right to convert any 2006 Note into shares of Company Common Stock, and the right so to convert each 2006 Note into Company Common Stock is hereby permanently and irrevocably waived by such Holder. Accordingly, each 2006 Note is hereby amended as follows:

(1)	Section 2(a)(i), Section 2(b), Section 2(e)(i)-(ii) and (iv), Section 2(g)(ii), the last sentence of Section 5(b), Section 7, Section 9, Section 11, and Section 12 of each 2006 Note is each deleted in its entirety; and

(2)	All other provisions and defined terms in each 2006 Note relating to the right of the Holder to convert such 2006 Note into shares of Company Common Stock are deleted.

(c)	Restrictions on Subordinated Indebtedness. Each 2006 Note is hereby amended to remove any restrictions on the Company incurring Indebtedness subordinate in right of payment to the 2006 Notes. Accordingly, Section 29(z) of each 2006 Note is hereby amended and restated in its entirety as follows:

“Permitted Indebtedness” means (A) Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, which subordination provisions are reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not require repayment of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later, (B) up to $5 million of aggregate Indebtedness (in addition to Indebtedness described in clause (A)), (C) up to $12,000,000 in Indebtedness for the sole purpose of financing an exclusive manufacturing facility for QS-21, (D) Indebtedness secured by Permitted Liens, (E) Indebtedness to trade creditors incurred in the ordinary course of business, (F) Permitted Non-Recourse Indebtedness, (G) any Indebtedness listed on Schedule 3(p) of the Securities Purchase Agreement and (H) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be.

(d)	Company Call Option. Each 2006 Note is hereby amended to remove the Company’s option under Section 3 of each 2006 Note to redeem the 2006 Notes prior to the Maturity Date, and the Company hereby irrevocably and permanently waives such option. Accordingly, Section 3 of each 2006 Note is deleted in its entirety and all other provisions and defined terms in each 2006 Note relating to such redemption right under Section 3 are deleted.

(e)	Reissuance of Notes. Any amended and restated 2006 Notes that shall be issued in accordance with the applicable provisions of Section 17 of the 2006 Notes shall be in the form attached hereto as Exhibit A. [Form of Amended and Restated Note to follow.]

4. Miscellaneous. Other than as specifically set forth herein, this Ninth Amendment shall not be construed as a consent to any future action or an amendment of any right or remedy on any future occasion. This Ninth Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Ninth Amendment as of February 23, 2011.

AGENUS INC.

By:	/s/ Garo H. Armen
Name:	Garo H. Armen
Title:	Chairman and CEO

INGALLS & SNYDER VALUE PARTNERS, L.P.

By:	/s/ Thomas O. Boucher Jr.
Name:	Thomas O. Boucher Jr.
Title:	General Partner